Exhibit 99.1

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Taiwan Food and Drug Administration Marketing and Import License Approval for the BSD-2000 is in Process

SALT LAKE CITY—February 6, 2014 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, announced today that BSD's exclusive Taiwan distributor, Linden Bioscience Co., Ltd., (Linden) has informed BSD that the Taiwan Food and Drug Administration (TFDA) marketing approval for the BSD-2000 Hyperthermia System (BSD-2000) is in process and the import permit is expected to be issued in the near future.    Linden is a leading distributor of sophisticated medical devices in Taiwan.  Linden has committed to an initial purchase of four (4) BSD-2000 Hyperthermia Systems. BSD will commence shipping systems as soon as the import license is issued.

“We are excited to have the opportunity to start distributing the BSD-2000 Hyperthermia Systems in Taiwan,” stated Mr. Tainang Huang, President of Linden.  “We have worked closely with the TFDA on the marketing approval process so that we could capitalize on the large market for the BSD-2000 in Taiwan. We have already met with many prominent Taiwan physicians from several hospitals, including the very influential and largest hospital system in Taiwan, Chang Gung Memorial.”

“We are pleased at the prospect of the TFDA import permit being issued and excited to work with such a prestigious Taiwanese company.  We are confident in Linden's ability to make the BSD-2000 a success in Taiwan,” stated Harold R. Wolcott, President and CEO of BSD Medical.  “There is a substantial marketing opportunity for BSD's products in Taiwan, which is one of the most advanced medical device markets in Asia.  The progress in Taiwan validates our efforts to expand our business in Asia.”

Taiwan has a strong healthcare system that provides universal health insurance.  Taiwan's medical device market is approximately $1.6 billion.

About the BSD-2000 Hyperthermia System
The BSD-2000 – developed and patented exclusively by BSD – delivers localized therapeutic heating (hyperthermia) by applying radiofrequency (RF) energy. The BSD-2000 creates a central focusing of energy that can be electronically focused to target the shape, size and location of the tumor, thus providing dynamic control of the heating delivered to the tumor region. The BSD-2000 has Humanitarian Device Exemption (HDE) marketing approval from the U.S. Food and Drug Administration (FDA) for use in conjunction with radiation therapy for the treatment of cervical cancer patients who are ineligible for chemotherapy. The BSD-2000 also has CE (Conformité Européenne) Marking approval for the commercial sale in Europe. CE Marking approval is also recognized in many countries outside of the EU.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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The press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to the Company’s expectations that its Taiwan distributor will receive necessary regulatory approvals in Taiwan, the Company’s plans to sell its products in Taiwan and the Company’s relationship with Linden Bioscience, Ltd., and other matters.  Readers are cautioned that these forward-looking statements are only expectations and predictions and may differ materially from actual future events or results due to a variety of risks and uncertainties, including, among other things, the risk that necessary government approvals to sell the Company’s products in Taiwan will not be obtained, demand for the Company’s products in Taiwan may not materialize, the Company may not be able to produce products to meet the demand, global economic conditions and uncertainties in the geopolitical environment and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.  Any forward-looking statements in this release are based on limited information currently available to the Company, which is subject to change, and the Company undertakes no obligation to update the forward-looking statements contained in this release, except as required by law.
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